     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 2000
                                           REGISTRATION STATEMENT NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ________________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ________________________

                          PENWEST PHARMACEUTICALS CO.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        WASHINGTON                                                  91-1513032
               (STATE OR OTHER JURISDICTION                                      (I.R.S. EMPLOYER
             OF INCORPORATION OR ORGANIZATION)                                  IDENTIFICATION NO.)

                                 2981 ROUTE 22
                            PATTERSON, NY 12563-9970
                                 (845) 878-3414
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ________________________

                                TOD R. HAMACHEK
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                          PENWEST PHARMACEUTICALS CO.
                                 2981 ROUTE 22
                            PATTERSON, NY 12563-9970
                                 (845) 878-3414
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:

                             STUART M. FALBER, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000
                            ________________________

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ________________________

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                              PROPOSED           PROPOSED
                                                            AMOUNT             MAXIMUM            MAXIMUM
               TITLE OF EACH CLASS OF                        TO BE         AGGREGATE PRICE       AGGREGATE          AMOUNT OF
             SECURITIES TO BE REGISTERED                  REGISTERED        PER SHARE(1)     OFFERING PRICE(1)  REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per share (including
  preferred stock purchase rights attached
  thereto)(2)........................................  2,447,187 shares        $18.155          $44,428,680        $11,107.17
=================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices of our Common Stock on the Nasdaq National Market on July 18, 2001.
(2) Shares of Penwest common stock being registered hereby are accompanied by Penwest's preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by each certificate for the Penwest common stock and will be transferred along with and only with the Penwest common stock.
                            ________________________

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 25, 2001

                                2,447,187 SHARES

                          PENWEST PHARMACEUTICALS CO.

                                  COMMON STOCK

                            ------------------------

     This prospectus relates to resales of shares of common stock we issued and sold to the selling stockholders listed on page 14. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. All of the shares were acquired by the selling stockholders from us in a private placement we consummated on July 11, 2001. We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling stockholders against certain liabilities.

     The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     Our common stock is traded on the Nasdaq National Market under the symbol "PPCO." On July 24, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $18.51 per share. You are urged to obtain current market quotations for the common stock.

                            ------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                            ------------------------

     Neither the Securities and Exchange Commission nor state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS JULY   , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    4
Special Note Regarding Forward-Looking Statements...........   12
Use of Proceeds.............................................   13
Selling Stockholders........................................   14
Plan of Distribution........................................   15
Legal Matters...............................................   16
Experts.....................................................   16
Where You Can Find More Information.........................   16
Incorporation of Certain Documents by Reference.............   17

                            ------------------------

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                          PENWEST PHARMACEUTICALS CO.

     We are engaged in the research, development and commercialization of novel drug delivery technologies and have extensive expertise in developing, manufacturing and selling excipient ingredients for the pharmaceutical industry. Based on this fundamental expertise in tabletting ingredients, we have developed our proprietary TIMERx(R) drug delivery technology, which provides various release profiles and is applicable to a broad range of orally administered drugs, and ProSolv(TM), a co-processing drug delivery technology platform.

     We had revenues, primarily from the sale of excipients, in 2000, 1999 and 1998 of $42.1, $37.3 million, and $29.1 million, respectively.

     Our principal executive offices are located at 2981 Route 22, Patterson, NY 12563-9970 and our telephone number is (845) 878-3414. Our internet address is www.penw.com. The information in our internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to "Penwest," "the Company," "we," "us," and "our" refer to Penwest Pharmaceuticals Co.

     TIMERx(R), GEMINEX(R), EMCOCEL(R), EXPLOTAB(R), EMDEX(R), EMCOMPRESS(R), CANDEX(R), and PROSOLV SMCC(R) are our registered trademarks. PROSOLV HD(TM) is also our trademark. Other tradenames and trademarks appearing in this prospectus are the property of their respective owners.

                                  THE OFFERING

Common Stock offered by selling
  stockholders..............................       2,447,187 shares
Use of proceeds.............................       Penwest will not receive any proceeds from
                                                   the sale of shares in this offering.
Nasdaq National Market symbol...............       PPCO

--------------------------------------------------------------------------------

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, along with the other information contained or incorporated by reference in this prospectus, before you decide to buy any common stock. The risks and uncertainties described below are not the only ones affecting us. Additional risks and uncertainties may also adversely affect our business and operations. If any of the following events actually occur, our business, financial condition, or results of operations would likely suffer, possibly materially. In that case, the trading price of our common stock could fall, and you could lose all or part of the money you paid to buy our common stock.

WE HAVE NOT BEEN PROFITABLE

     We have incurred net losses since 1994, including net losses of approximately $8.8 million, $7.7 million, and $8.8 million during 2000, 1999, and 1998, respectively. As of March 31, 2000, our accumulated deficit was approximately $47.1 million. The Company expects net losses to continue at least into mid 2003. A substantial portion of our revenues have been generated from the sales of our pharmaceutical excipients. Our future profitability will depend on several factors, including:

     - the completion of the development of and successful commercialization of pharmaceutical products using our TIMERx controlled release technology;

     - the addition of new product development collaborations;

     - an increase in sales of our pharmaceutical excipient products; and

     - the amount of our funding obligations under certain of our collaborations.

WE ARE DEPENDENT ON COLLABORATORS TO CONDUCT FULL-SCALE BIOEQUIVALENCE STUDIES AND CLINICAL TRIALS, OBTAIN REGULATORY APPROVALS FOR, AND MANUFACTURE, MARKET, AND SELL OUR TIMERX CONTROLLED RELEASE PRODUCTS

     We develop and commercialize our TIMERx controlled release products in collaboration with pharmaceutical companies. We are parties to collaborative agreements with third parties relating to certain of our principal products, for instance, we are relying on Ivax to conduct full-scale bioequivalence studies and clinical trials, obtain regulatory approvals for, and manufacture, market and sell one of our TIMERx controlled release products and Endo to develop and commercialize an extended release version of oxymorphone. We are also dependent on Mylan with respect to the marketing and sale of the 30 mg strength of Pfizer's generic version of Procardia XL. Our collaborators may not devote the resources necessary or may otherwise be unable to complete development and commercialization of these potential products. Our existing collaborations are subject to termination without cause on short notice under certain circumstances.

     If we cannot maintain our existing collaborations or establish new collaborations, we would be required to terminate the development and commercialization of products or undertake product development and commercialization activities at our own expense. Moreover, we have limited experience in conducting full-scale bioequivalence studies and clinical trials, preparing and submitting regulatory applications and manufacturing, marketing and selling our TIMERx controlled release products. We may not be successful in performing these activities.

     Our existing collaborations and any future collaborations with third parties may not be scientifically or commercially successful. Factors that may affect the success of our collaborations include the following:

     - our collaborators may be pursuing alternative technologies or developing alternative products, either on their own or in collaboration with others, that may be competitive with the product as to which they are collaborating with us, which could affect our collaborators' commitment to the collaboration with us;

     - reductions in marketing or sales efforts or a discontinuation of marketing or sales of our products by our collaborators would reduce our revenues, which will be based on a percentage of net sales by the collaborator;

     - our collaborators may terminate their collaborations with us, which could make it difficult for us to attract new collaborators or adversely affect our perception in the business and financial communities; and

     - our collaborators may pursue higher priority programs or change the focus of their development programs, which could affect the collaborators' commitment to us.

WE FACE SIGNIFICANT COMPETITION, WHICH MAY RESULT IN OTHERS DISCOVERING, DEVELOPING OR COMMERCIALIZING PRODUCTS BEFORE OR MORE SUCCESSFULLY THAN WE DO

     The pharmaceutical industry is highly competitive and is affected by new technologies, governmental regulations, health care legislation, availability of financing, litigation and other factors. Many of our competitors have longer operating histories and greater financial, marketing, legal and other resources than we do and than certain of our collaborators do.

     Our TIMERx business faces competition from numerous public and private companies and their controlled release technologies, including ALZA Corporation's oral osmotic pump (OROS(R)) technology, multiparticulate systems marketed by Elan Corporation PLC and Biovail Corporation International, traditional matrix systems marketed by SkyePharma, PLC and other controlled release technologies marketed or under development by Andrx Corporation, among others.

     In addition to developing controlled release versions of immediate release products, we are also developing generic versions of branded controlled release products. The success of generic versions of branded controlled release products based on our TIMERx technology will depend, in large part, on the intensity of competition from the branded controlled release product, other generic versions of the branded controlled release product and other drugs and technologies that compete with the branded controlled release product, as well as the timing of product approval.

     The generic drug industry is characterized by frequent litigation between generic drug companies and branded drug companies. Those companies with significant financial resources will be better able to bring and defend any such litigation.

     In our excipients business, we compete with a number of large manufacturers and other distributors of excipient products, many of which have substantially greater financial, marketing and other resources than the Company. Our principal competitor in this market is FMC Corporation, which markets its own line of MCC excipient products and J. Rettenmaier & Sohne GmbH, a European manufacturer and marketer of MCC and sodium starch glycolate products.

WE MAY REQUIRE ADDITIONAL FUNDING

     Our requirements for additional capital are substantial and will depend on many factors, including:

     - the timing and amount of payments received under existing and possible future collaborative agreements;

     - the structure of any future collaborative or development agreements;

     - the progress of our collaborative and independent development projects;

     - revenues from our excipients business;

     - the costs to us of clinical studies for our products; and

     - the prosecution, defense and enforcement of patent claims and other intellectual property rights.

     We have no committed sources of capital except for a credit facility with CIT Group/Business Credit. We anticipate our existing capital resources, including the amount available under the $10 million financing arrangement with CIT Group/Business Credit and the proceeds from the sale of shares in the private placement pursuant to which the selling stockholders acquired the shares being offered hereby, will be sufficient to fund operations through late 2002. Penwest may need to raise additional funds thereafter. Any additional financing may not be available to Penwest on acceptable terms, if it all.

     If adequate funds are not available, Penwest may be required to:

     - significantly curtail its product commercialization efforts, including terminating existing collaborative agreements;

     - obtain funds through arrangements with collaborative partners or others on favorable terms that may require Penwest to relinquish rights to certain of its technologies, product candidates, or products which Penwest would otherwise pursue on its own or that would significantly dilute the Company's stockholders;

     - significantly scale back or terminate operations; and/or

     - seek relief under applicable bankruptcy laws.

IF OUR CLINICAL TRIALS ARE NOT SUCCESSFUL OR TAKE LONGER TO COMPLETE THAN WE EXPECT, WE MAY NOT BE ABLE TO DEVELOP AND COMMERCIALIZE CERTAIN OF OUR PRODUCTS

     In order to obtain regulatory approvals for the commercial sale of certain of our potential products, including controlled release versions of immediate release drugs and new chemical entities, our collaborators will be required to complete clinical trials in humans to demonstrate the safety and efficacy of the products. Our collaborators may not be able to obtain authority from the FDA or other regulatory agencies to commence or complete these clinical trials.

     The results from preclinical testing of a product that is under development may not be predictive of results that will be obtained in human clinical trials. In addition, the results of early human clinical trials may not be predictive of results that will be obtained in larger scale advanced stage clinical trials. Furthermore, we, one of our collaborators, or the FDA may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks, or for other reasons.

     The rate of completion of clinical trials is dependent in part upon the rate of enrollment of patients. Patient accrual is a function of many factors including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment may result in increased costs and program delays.

     We and our collaborators may not be able to successfully complete any clinical trial of a potential product within any specified time period. In some cases, we may not be able to complete the trial at all. Moreover, clinical trials may not show any potential product to be safe or efficacious. Thus, the FDA and other regulatory authorities may not approve any of our potential products for any indication.

     Our business, financial condition, or results of operations could be materially adversely affected if:

     - we or our collaborators are unable to complete a clinical trial of one of our potential products;

     - the results of any clinical trial are unfavorable; or

     - the time or cost of completing the trial exceeds our expectations.

WE MAY NOT OBTAIN REGULATORY APPROVAL AND THE APPROVAL PROCESS CAN BE TIME-CONSUMING AND EXPENSIVE

     The development, clinical testing, manufacture, marketing and sale of pharmaceutical products are subject to extensive federal, state and local regulation in the United States and other countries. This regulatory approval process can be time-consuming and expensive.

     We may encounter delays or rejections during any stage of the regulatory approval process based upon the failure of clinical data to demonstrate compliance with, or upon the failure of the product to meet, the FDA's requirements for safety, efficacy and quality; and those requirements may become more stringent due to changes in regulatory agency policy or the adoption of new regulations. After submission of a marketing application, in the form of an NDA or an ANDA, the FDA may deny the application, may require additional testing or data and/or may require postmarketing testing and surveillance to monitor the safety or efficacy of a product. While the U.S. Food, Drug and Cosmetic Act, or FDCA, provides for a 180-day review period, the FDA commonly takes one to two years to grant final approval to a marketing application (NDA or ANDA). Further, the terms of approval of any marketing application, including the labeling content, may be more restrictive than we desire and could affect the marketability of products incorporating our controlled release technology.

     Most of our products in development containing our TIMERx controlled release technology require the filing of an NDA. A full NDA must include complete reports of preclinical, clinical and other studies to prove adequately that the product is safe and effective, which involves, among other things, full clinical testing, and as a result requires the expenditure of substantial resources. In certain cases involving controlled release versions of FDA-approved immediate release drugs, we may be able to rely on existing publicly available safety and efficacy data to support an NDA for controlled release products under Section 505(b)(2) of the FDCA when such data exists for an approved immediate release version of the same chemical entity. However, we can provide no assurance that the FDA will accept such section 505(b)(2) NDA, or that we will be able to obtain publicly available data that is useful. The section 505(b)(2) NDA process is a highly uncertain avenue to approval because the FDA's policies on section 505(b)(2) NDAs have not yet been fully developed. There can be no assurance that the FDA will approve an application submitted under section 505(b)(2) in a timely manner or at all.

     Some products in our portfolio are generic versions of branded controlled release products, which require the filing of ANDAs. Certain ANDA procedures for generic versions of controlled release products are the subject of petitions filed by brand name drug manufacturers, which seek changes from the FDA in the approval process for generic drugs. These requested changes include, among other things, tighter standards for certain bioequivalence studies and disallowance of the use by a generic drug manufacturer in its ANDA of proprietary data submitted by the original manufacturer as part of an original new drug application. Any changes in FDA regulations that make ANDA approvals more difficult may have a material adverse effect on our business, financial condition and results of operations.

     The FDA also has the authority to revoke or suspend approvals of previously approved products for cause, to debar companies and individuals from participating in the drug-approval process, to request recalls of allegedly violative products, to seize allegedly violative products, to obtain injunctions to close manufacturing plants allegedly not operating in conformity with current Good Manufacturing Practices (GMP) and to stop shipments of allegedly violative products. The FDA may seek to impose pre-clearance requirements on products currently being marketed without FDA approval, and there can be no assurance that the Company or its third-party manufacturers or collaborators will be able to obtain approval for such products within the time period specified by the FDA.

EVEN IF WE OBTAIN MARKETING APPROVAL, OUR PRODUCTS WILL BE SUBJECT TO ONGOING REGULATORY REVIEW

     If regulatory approval of a product is granted, such approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing follow-up studies. As to products for which marketing approval is obtained, the manufacturer of the product and the manufacturing facilities will be subject to continual review and periodic inspections by the FDA and other regulatory authorities. The subsequent discovery of previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market.

     If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

OUR CONTROLLED RELEASE PRODUCTS THAT ARE GENERIC VERSIONS OF BRANDED CONTROLLED RELEASE PRODUCTS THAT ARE COVERED BY ONE OR MORE PATENTS MAY BE SUBJECT TO LITIGATION

     We expect that our collaborators will file ANDAs for our controlled release products that are generic versions of branded controlled release products that are covered by one or more patents. It is likely that the owners of the patents covering the brand name product or the sponsors of the NDA with respect to the branded product will sue or undertake regulatory initiatives to preserve marketing exclusivity, as Pfizer did with respect to Nifedipine XL. Any significant delay in obtaining FDA approval to market our product candidates as a result of litigation, as well as the expense of such litigation, whether or not we or our collaborators are successful, could have a material adverse effect on our business, financial condition and results of operations.

THE MARKET MAY NOT BE RECEPTIVE TO PRODUCTS INCORPORATING OUR TIMERX CONTROLLED RELEASE TECHNOLOGY

     The commercial success of products incorporating our controlled release technology that are approved for marketing by the FDA and other regulatory authorities will depend upon their acceptance by the medical community and third party payors as clinically useful, cost-effective and safe.

     Other factors that we believe could materially affect market acceptance of these products include:

     - the timing of the receipt of marketing approvals and the countries in which such approvals are obtained;

     - the safety and efficacy of the product as compared to competitive products; and

     - the cost-effectiveness of the product and the ability to receive third party reimbursement.

OUR SUCCESS DEPENDS ON OUR PROTECTING OUR PATENTS AND PATENTED RIGHTS

     Our success depends in significant part on our ability to develop patentable products, to obtain patent protection for our products, both in the United States and in other countries, and to enforce these patents. The patent positions of pharmaceutical firms, including us, are generally uncertain and involve complex legal and factual questions. As a result, patents may not issue from any patent applications that we own or license. If patents do issue, the claims allowed may not be sufficiently broad to protect our technology. In addition, issued patents that we own or license may be challenged, invalidated or circumvented. Our patents also may not afford us protection against competitors with similar technology.

     Our success also depends on our not infringing patents issued to competitors or others. We are aware of patents and patent applications belonging to competitors and others that may require us to alter our products or processes, pay licensing fees or cease certain activities.

     We may not be able to obtain a license to any technology owned by a third party that we require to manufacture or market one or more products. Even if we can obtain a license, the financial and other terms may be disadvantageous.

     Our success also depends on our maintaining the confidentiality of our trade secrets and patented know-how. We seek to protect such information by entering into confidentiality agreements with employees, consultants, licensees and pharmaceutical companies. These agreements may be breached by such parties. We may not be able to obtain an adequate, or perhaps, any remedy to such a breach. In addition, our trade secrets may otherwise become known or be independently developed by our competitors.

WE ARE INVOLVED IN AND MAY BECOME INVOLVED IN ADDITIONAL PATENT LITIGATION OR OTHER INTELLECTUAL PROPERTY PROCEEDINGS RELATING TO OUR PRODUCTS OR PROCESSES WHICH COULD RESULT IN LIABILITY FOR DAMAGE OR STOP OUR DEVELOPMENT AND COMMERCIALIZATION EFFORTS

     The pharmaceutical industry has been characterized by significant litigation and interference and other proceedings regarding patents, patent applications and other intellectual property rights. The types of situations in which we may become parties to such litigation or proceedings include:

     - We or our collaborators may initiate litigation or other proceedings against third parties to enforce our patent rights.

     - We or our collaborators may initiate litigation or other proceedings against third parties to seek to invalidate the patents held by such third parties or to obtain a judgment that our products or processes do not infringe such third parties' patents.

     - If our competitors file patent applications that claim technology also claimed by us, we or our collaborators may participate in interference or opposition proceedings to determine the priority of invention.

     - If third parties initiate litigation claiming that our processes or products infringe their patent or other intellectual property rights, we and our collaborators will need to defend against such proceedings.

     An adverse outcome in any litigation or other proceeding could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all.

     The cost of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Although the legal costs of defending litigation relating to a patent infringement claim (unless such claim relates to TIMERx in which case such costs are our responsibility) are generally the contractual responsibility of our collaborators, we could nonetheless incur significant unreimbursed costs in participating and assisting in the litigation. Some of our competitors may be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

     In 1994, the Boots Company PLC ("Boots") filed in the European Patent Office, or the EPO, an opposition to a patent granted by the EPO to us relating to our TIMERx technology. In June 1996, the EPO dismissed Boots' opposition, leaving intact all claims included in the patent. Boots appealed this decision to the EPO Board of Appeals, which conducted oral proceedings on the appeal in June 2001. At the oral proceedings, the EPO Board of Appeals upheld the validity of all the claims included in the patent other than three claims which we cancelled during the oral proceedings. We believe that the cancelled claims were duplicative in scope to the claims that were upheld, and that the cancellation of those claims did not result in any change in the scope of the claims of the patent. The decision of the EPO Board of Appeals is final and cannot be further appealed by Boots in the EPO.

WE HAVE ONLY LIMITED MANUFACTURING CAPABILITIES AND WILL BE DEPENDENT ON THIRD PARTY MANUFACTURERS.

     We lack commercial scale facilities to manufacture our TIMERx material in accordance with current GMP requirements prescribed by the FDA. We currently rely on a third party pharmaceutical company for the bulk manufacture of our TIMERx material for delivery to our collaborators.

     There are a limited number of manufacturers that operate under GMP regulations capable of manufacturing our TIMERx material. We have not yet qualified a second source of supply. In the event that our current manufacturer is unable to manufacture the TIMERx material in the required quantities or at all, we may be unable to obtain alternative contract manufacturing, or obtain such manufacturing on commercially reasonable terms.

     If our third party manufacturer fails to perform its obligations, we may be adversely affected in a number of ways, including:

     - our collaborators may not be able to meet commercial demands for our products on a timely basis;

     - our collaborators may not be able to initiate or continue clinical trials of products that are under development; and

     - our collaborators may be delayed in submitting applications for regulatory approvals of our products.

     We have limited experience in manufacturing TIMERx material on a commercial scale and no facilities or equipment to do so. If we decide to develop our own manufacturing capabilities, we will need to recruit qualified personnel and build or lease the requisite facilities and equipment. We may not be able to successfully develop our own manufacturing capabilities. Moreover, it may be very costly and time consuming for us to develop such capabilities.

     The manufacture of any of our products (both TIMERx material and excipients) is subject to regulation by the FDA and comparable agencies in foreign countries. Any delay in complying or failure to comply with such manufacturing requirements could materially adversely affect the marketing of our products and our business, financial condition and results of operations.

WE ARE DEPENDENT UPON A SOLE SOURCE SUPPLIER FOR THE GUMS USED IN OUR TIMERX MATERIAL AND UPON A LIMITED NUMBER OF SUPPLIERS FOR THE WOOD PULP USED IN THE MANUFACTURE OF OUR EXCIPIENTS

     Our TIMERx drug delivery system is a hydrophilic matrix combining primarily two polysaccharides, xanthan and locust bean gums, in the presence of dextrose. We purchase these gums from a sole source supplier. Emcocel and Prosolv, our two largest selling excipients, are manufactured from a specialty grade of wood pulp. We have qualified alternate suppliers with respect to such materials, but we can provide no assurance that interruptions in supplies will not occur in the future or that we will not have to obtain substitute suppliers. Any interruption in these supplies could have a material adverse effect on our ability to manufacture bulk TIMERx for delivery to our collaborators or to manufacture these excipients.

IF OUR COLLABORATORS FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT BY THIRD PARTY PAYORS FOR OUR CONTROLLED RELEASE PRODUCTS, THEY MAY NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE CONTROLLED RELEASE PRODUCTS IN CERTAIN MARKETS

     The availability of reimbursement by governmental and other third party payors affects the market for any pharmaceutical product. These third party payors continually attempt to contain or reduce the costs of health care by challenging the prices charged for medical products and services. In certain foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control.

     The generic versions of controlled release products being developed by us and our collaborators may be assigned an AB rating if the FDA considers the product to be therapeutically equivalent to the branded controlled release drug. Failure to obtain an AB rating from the FDA would indicate that for certain purposes the drug would not be deemed to be therapeutically equivalent, would not be fully substitutable for the branded controlled release drug and would not be relied upon by Medicaid and Medicare formularies for reimbursement.

     In both the U.S. and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the health care system. Further proposals are likely. The potential for adoption of these proposals may affect our ability to raise capital, obtain additional collaborative partners and market our products.

     If we or our collaborators obtain marketing approvals for our products, we expect to experience pricing pressure due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope or amount.

WE WILL BE EXPOSED TO PRODUCT LIABILITY CLAIMS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE PRODUCT LIABILITY INSURANCE

     Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. Product liability claims might be made by consumers, health care providers or pharmaceutical companies or others that sell our products. These claims may be made even with respect to those products that are manufactured in licensed and regulated facilities or that otherwise possess regulatory approval for commercial sale.

     We are currently covered by primary product liability insurance in the amount of $1.0 million per occurrence and $2.0 million annually in the aggregate on a claims-made basis and by umbrella liability insurance in excess of $25.0 million which can also be used for product liability insurance. This coverage may not be adequate to cover any product liability claims. Product liability coverage is expensive. In the future, we may not be able to maintain or obtain such product liability insurance at a reasonable cost or in sufficient amounts to protect us against losses due to liability claims. Any claims that are not covered by product liability insurance could have a material adverse effect on our business, financial condition and results of operations.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE

     The market price of our common stock, like the market prices for securities of pharmaceutical, biopharmaceutical and biotechnology companies, have historically been highly volatile. The market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in our operating results, future sales of our common stock, announcements of technological innovations or new therapeutic products by us or our competitors, announcements regarding collaborative agreements, clinical trial results, government regulation, developments in patent or other proprietary rights, public concern as to the safety of drugs developed by us or others, changes in reimbursement policies, comments made by securities analysts and general market conditions may have a significant effect on the market price of the common stock.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND OF WASHINGTON LAW, AS WELL AS THE RIGHTS AGREEMENT TO WHICH WE ARE A PARTY, MAKE A TAKEOVER OF PENWEST MORE DIFFICULT

     Provisions of our Certificate of Incorporation, our Bylaws and Washington law, as well as the Rights Agreement to which we are a party, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "believes," "anticipates," "estimates," "plans," "expects," "intends," "may," "projects," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements contained or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We do not assume any obligation to update any forward-looking statements.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders.

     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of our counsel, fees of our accountants, and blue sky fees and expenses.

                              SELLING STOCKHOLDERS

     We issued the shares of common stock covered by this prospectus in a private placement. None of the selling stockholders has held a position or office with, or has otherwise had a material relationship with us or any of our subsidiaries within the past three years. The following table sets forth, to our knowledge, certain information about the selling stockholders as of July 11, 2000.

                                               SHARES OF COMMON STOCK      NUMBER OF     SHARES OF COMMON STOCK
                                              BENEFICIALLY OWNED PRIOR     SHARES OF       BENEFICIALLY OWNED
                                                   TO OFFERING(1)           COMMON        AFTER OFFERING(1)(2)
                                              ------------------------    STOCK BEING    -----------------------
NAME OF SELLING STOCKHOLDERS                   NUMBER       PERCENTAGE      OFFERED      NUMBER       PERCENTAGE
----------------------------                  --------      ----------    -----------    -------      ----------
Ashford Capital Partners, L.P. .............  122,449          *            122,449            0         *
Anvil Investment Associates, L.P. ..........  102,041          *            102,041            0         *
Cartmore Enterprises, Inc. .................   40,816          *             40,816            0         *
CastleRock Partners, L.P. ..................  337,960        2.2%           337,960            0         *
CastleRock Partners II. L.P. ...............   26,450          *             26,450            0         *
CastleRock Fund, Ltd. ......................  492,735        3.2%           492,735            0         *
Curran Partners.............................  942,995        6.2%           100,000      842,995       5.6%
CommonFund Hedged Equity Company............   81,800          *             66,500       15,300         *
Knott Partners, L.P. .......................  247,000        1.6%           204,400       42,600         *
Maril & Co. ................................  102,041          *            102,041            0         *
Matterhorn Offshore Fund Ltd. ..............   61,300          *             50,900       10,400         *
Odin Partners L.P. .........................   22,300          *              8,000       14,300         *
Quantum Partners LDC........................  122,450          *            122,450            0         *
Saks MedScience Fund L.P. ..................   50,000          *             50,000            0         *
Strong River Investments, Inc. .............  612,245        4.0%           612,245            0         *
TrinKaus & Burkhardt International..........    9,900          *              8,200        1,700         *

---------------
  * Indicates less than 1%

(1) The number of shares beneficially owned is determined in accordance with the rules promulgated by the SEC, and includes voting or investment power with respect to the shares. Except as otherwise indicated, to our knowledge, each selling stockholder has sole voting power and investment power with respect to all shares listed as owned by such selling stockholder.

(2) We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder may not sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholder after completion of the offering, we cannot estimate the number of the shares that will be held by the selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholders as a pledge, gift, partnership distribution or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

     The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; and

     - in privately negotiated transactions.

     In connection with distributions of the shares or otherwise, the selling stockholders may:

     - enter into hedging transactions with broker-dealers or other financial institutions which, in connection with such transactions, may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders;

     - sell the common stock short and redeliver the shares to close out such short positions;

     - enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction); and

     - pledge shares to a broker-dealer or other financial institution which, upon a default, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, we will distribute a prospectus supplement that will set forth:

     - the number of shares being offered;

     - the terms of the offering, including the name of any underwriter, dealer or agent;

     - the purchase price paid by any underwriter;

     - any discount, commission and other item constituting compensation;

     - any discount, commission or concession allowed or reallowed or paid to any dealer; and

     - the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to the Registration Statement, (ii) July 9, 2004 or
(iii) such time as all of the shares covered by this prospectus can be sold within any given three-month period without regard to the trading volume of our common stock pursuant to Rule 144 promulgated under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon by Perkins Coie LLP.

                                    EXPERTS

     The consolidated financial statements and schedule of Penwest Pharmaceuticals Co. for the year ended December 31, 2000, appearing in Penwest Pharmaceuticals Co.'s Current Report (Form 8-K), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800 SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's internet site at http://www.sec.gov.

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement, including certain exhibits. You should refer to the registration statement and its exhibits for additional information. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC requires us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the sale of all the shares covered by this prospectus.

     The following documents that we have filed with the SEC are incorporated herein by reference:

     - our Annual Report on Form 10-K for the year ended December 31, 2000;

     - our Current Report on Form 8-K filed on January 30, 2001;

     - our Quarterly Report on Form 10-Q filed on May 15, 2001;

     - our Annual Report on Form 11-K filed on June 29, 2001;

     - our Current Report on Form 8-K filed on July 10, 2001;

     - our Current Report on Form 8-K filed on July 25, 2001;

     - all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

     - the description of our common stock and of our preferred stock purchase rights contained in our Registration Statement on Form 10, including any amendments or reports filed for the purpose of updating that description.

     You may request a copy of these documents, at no cost, by writing or telephoning us using the following contact information:

       Penwest Pharmaceuticals Co.
       2981 Route 22
       Patterson, NY 12563-9970
       Attention: Jennifer L. Good
       Telephone: (845) 878-3414

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred by us in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee........................................  $11,107.17
Legal fees and expenses.....................................   20,000.00
Blue Sky expenses and counsel fees..........................   10,000.00
Printing and engraving expenses.............................   10,000.00
Nasdaq listing fee..........................................   17,500.00
Miscellaneous expenses......................................    6,392.83
                                                              ----------
          Total expenses....................................  $75,000.00
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Washington Business Corporation Act and our Amended and Restated Bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, under our Amended and Restated Bylaws, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Our officers and directors are currently covered under director and officer liability insurance maintained by us.

ITEM 16.  LIST OF EXHIBITS.

 4.1(1)  Amended and Restated Articles of Incorporation.
 4.2(2)  Articles of Amendment to the Amended and Restated Articles
         of Incorporation filed on June 19, 1998.
 4.3(1)  Amended and Restated By-Laws.
 4.4(1)  Specimen stock certificate for shares of common stock of our company.
 5       Opinion of Perkins Coie LLP.
23.1     Consent of Perkins Coie LLP, included in Exhibit 5 filed
         herewith.
23.2     Consent of Ernst & Young LLP.
24       Power of Attorney (See page II-3 of this Registration
         Statement).

---------------
(1) Incorporated by reference to Exhibits to our Registration Statement on Form S-1 (File No. 333-38389).

(2) Incorporated by reference to Exhibits to our Registration Statement on Form 10 filed with the SEC on June 22, 1998 and July 31, 1998.

ITEM 17.  UNDERTAKINGS.

     Our company, the undersigned registrant, hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

        (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of our company pursuant to the indemnification provisions described herein, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of our company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Penwest Pharmaceuticals Co. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Patterson, State of New York, on this 25th day of July, 2001.

                                          PENWEST PHARMACEUTICALS CO.

                                          By: /s/ JENNIFER L. GOOD
                                            ------------------------------------
                                            Jennifer L. Good
                                            Senior Vice President, Finance,
                                              Chief Financial
                                            Officer and Secretary

                        SIGNATURES AND POWER OF ATTORNEY

    We, the undersigned officers and directors of Penwest Pharmaceuticals Co., hereby severally constitute Tod R. Hamachek and Jennifer L. Good, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Penwest Pharmaceuticals Co., to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                                                           TITLE                        DATE
---------                                                           -----                        ----

/s/ TOD R. HAMACHEK                                  Chairman of the Board and Chief
---------------------------------------------------    Executive Officer (Principal
Tod R. Hamachek                                        Executive Officer)                    July 25, 2001

/s/ JENNIFER L. GOOD                                 Senior Vice President, Finance,
---------------------------------------------------    Chief Financial Officer and
Jennifer L. Good                                       Secretary (Principal Financial and
                                                       Accounting Officer)                   July 25, 2001

/s/ PAUL E. FREIMAN                                  Director                                July 25, 2001
---------------------------------------------------
Paul E. Freiman

/s/ JERE E. GOYAN, PH.D.                             Director                                July 25, 2001
---------------------------------------------------
Jere E. Goyan, Ph.D.

/s/ ROLF H. HENEL                                    Director                                July 25, 2001
---------------------------------------------------
Rolf H. Henel

/s/ ROBERT J. HENNESSEY                              Director                                July 25, 2001
---------------------------------------------------
Robert J. Hennessey

                                                     Director                                July   , 2001
---------------------------------------------------
N. Stewart Rogers

                                                     Director                                July   , 2001
---------------------------------------------------
John N. Staniforth, Ph.D.

/s/ ANNE M. VANLENT                                  Director                                July 25, 2001
---------------------------------------------------
Anne M. VanLent

                                 EXHIBIT INDEX

EXHIBIT NO.                            EXHIBIT
-----------                            -------
   4.1(1)    Amended and Restated Articles of Incorporation.
   4.2(2)    Articles of Amendment to the Amended and Restated Articles
             of Incorporation filed on June 19, 1998.
   4.3(1)    Amended and Restated By-Laws.
   4.4(1)    Specimen stock certificate for shares of common stock of our company.
   5         Opinion of Perkins Coie LLP.
  23.1       Consent of Perkins Coie LLP, included in Exhibit 5 filed
             herewith.
  23.2       Consent of Ernst & Young LLP.
  24         Power of Attorney (See page II-3 of this Registration
             Statement).

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(1) Incorporated by reference to Exhibits to our Registration Statement on Form
    S-1 (File No. 333-38389).

(2) Incorporated by reference to Exhibits to our Registration Statement on Form 10 filed with the SEC on June 22, 1998 and July 31, 1998.